Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA October 5, 2007—Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $1,818,001 or earnings per share of $.78 for the quarter ended September 30, 2007. Earnings increased 20% or $307,867 over the third quarter for 2006. For the first nine months in 2007, net income was $5,500,170 or $2.34 per share. Net income increased $1,000,252 or 22% over the first nine months of 2006. Return on average tangible equity and average tangible assets were 11.26 % and 1.33%, respectively, for the nine months ending September 30, 2007.

                As of September 30, 2007, total assets stood at $570,861,000, an increase of 6% or $34,734,000 over third quarter-end totals for 2006. Total loans were $394,732,000, an increase of $9,941,000 or 3%, while deposits as of September 30, 2007 totaled $446,445,000, an increase of $43,980,000 or 11%. The above figures are based on unaudited financial statements.

                “We are pleased with a continued increase in assets and earnings, especially in light of the challenges faced by the financial industry,” noted Jeff B. Shank, Chief Executive Officer and President. “We look forward to relocating our office in Mercersburg in the first quarter of 2008. This office will offer more parking, additional services as well as a state-of-the-art facility.”

                The First National Bank of Greencastle operates 16 locations in Franklin and Fulton counties, PA and in Washington County, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.